Exhibit 5.1

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Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

Exhibits 5.1 and 23.1

November 12, 2020

Baker Hughes Holdings LLC

Baker Hughes Netherlands Funding Company B.V.

Baker Hughes Co-Obligor, Inc.

17021 Aldine Westfield Road

Houston, Texas 77073

Ladies and Gentlemen:

Baker Hughes Holdings LLC, a Delaware limited liability company (“BHH LLC”), Baker Hughes Netherlands Funding Company B.V., a Netherlands private limited liability company (“BH Netherlands”) and Baker Hughes Co-Obligor, Inc. a Delaware corporation (“Co-Obligor” and together with BHH LLC and BH Netherlands, the “Registrants”) are filing with the Securities and Exchange Commission a Registration Statement on Form S-3 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), (i) the Registrants’ debt securities (the “Debt Securities”), which may be fully and unconditionally guaranteed by one or more of the Registrants (in such capacity, each a “Guarantor”) and which may be issued pursuant to (a) the indenture dated as of October 28, 2008, between Baker Hughes Incorporated and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”)(the “2008 Original Indenture”), as supplemented by the second supplemental indenture dated July 3, 2017, among BHH LLC, Co-Obligor and the Trustee (“the Second Supplemental Indenture” and together with the 2008 Original Indenture, the “2008 Indenture”) and (b) an applicable indenture, among BH Netherlands, Co-Obligor and the Trustee (the “2020 Indenture” and together with the 2008 Indenture, the “Indentures”) and (ii) guarantees (the “Guarantees”) of the Debt Securities by one or more of the Guarantors, to be issued under an applicable indenture.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all documents filed as exhibits to the Registration Statement that have not been executed will conform to the forms thereof, (iv) all signatures on all documents that we reviewed are genuine, (v) all natural persons executing documents had and have the legal capacity to do so, (vi) all statements in certificates of public officials and officers of the Registrants that we reviewed were and are accurate and (vii) all representations made by the Registrants as to matters of fact in the documents that we reviewed were and are accurate.

Baker Hughes Holdings LLC

Baker Hughes Netherlands Funding

Company B.V.

Baker Hughes Co-Obligor, Inc.	2

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion:

1.

Assuming the Indentures and any supplemental indenture to be entered into in connection with the issuance of any Debt Securities have been duly authorized, executed and delivered by the Trustee and the Registrants; the specific terms of a particular series of Debt Securities and the related Guarantees have been duly authorized and established in accordance with the Indentures; and such Debt Securities and the related Guarantees have been duly authorized, executed, authenticated, issued and delivered in accordance with the Indentures and the applicable underwriting or other agreement against payment therefor, such Debt Securities will constitute valid and binding obligations of the Registrants and each of the related Guarantees will constitute valid and binding obligations of each respective Guarantor, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, and may be subject to possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that we express no opinion as to (x) the enforceability of any waiver of rights under any usury or stay law or (y) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Debt Securities to the extent determined to constitute unearned interest.

In connection with the opinions expressed above, we have assumed that, at or prior to the time of the delivery of any such security, (i) the respective Board of Directors or, in the case of a limited liability company, the managing member, of each Registrant shall have duly established the terms of such security and duly authorized the issuance and sale of such security and such authorization shall not have been modified or rescinded; (ii) each of the Registrants is, and shall remain, validly existing as a limited liability company, a private limited liability company or a corporation in good standing under the laws of Delaware and the Netherlands; (iii) the Registration Statement shall have been declared effective and such effectiveness shall not have been terminated or rescinded; and (iv) the Indentures, the Debt Securities and the Guarantees are each valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of the Registrants); and (v) there shall not have occurred any change in law affecting the validity or enforceability of such security. We have also assumed that (i) the terms of any security whose terms are established subsequent to the date hereof and the issuance, execution, delivery and performance by the Registrants of any such security (a) are within the corporate powers of BH Netherlands, (b) do not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents of BH Netherlands, (c) require no action by or in respect of, or filing with, any governmental body, agency or official and (d) do not contravene, or constitute a default under, any provision of applicable law or public policy or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon the Registrants.

Baker Hughes Holdings LLC

Baker Hughes Netherlands Funding

Company B.V.

Baker Hughes Co-Obligor, Inc.	3

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Limited Liability Company Act of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and further consent to the reference to our name under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP